1NASDAQ: WBTN Shareholder Letter WEBTOON Entertainment Q2 2025

2 Dear Fellow Shareholders, We are pleased to report strong Q2 results, with both revenue and Adjusted EBITDA coming in above the top end of our guidance ranges. Total revenue of $348.3 million was up 8.5% year-over-year, or 5.5% on a constant currency basis, consistent with 5.3% constant currency revenue growth in Q1. Total revenue growth was driven by expansion across all of our revenue streams. Paid Content revenue increased 2.0%, Advertising revenue grew 10.2%, while IP Adaptations revenue jumped 42.6%, all on a constant currency basis. We are pleased to show meaningful progress on all of our business initiatives this quarter as we continue to innovate across the organization and build on our global leadership position. Net loss was $3.9 million in the quarter, compared to a net loss of $76.6 million in the year prior, due to lower general & administrative expenses associated with the Company's initial public offering which took place in the prior year quarter. Our Adjusted EBITDA was $9.7 million in Q2, bringing our first half total to $13.8 million. Q2 2025 August 12, 2025

English Webcomic App Updates Driving Early Signs of Increased User Activity

As we discussed last quarter, we are making significant updates to drive additional user activity on our English-language webcomic platform. We implemented a number of product updates in May and June to enhance the user experience and make it easier for our readers to find new titles to fall in love with. Our revamped Home Tab has been fully rolled out after extensive A/B testing, with our users now experiencing a more personalized journey. Starting from our new onboarding process to better understand user preferences, through our personalized home page, search function, and "New & Hot" video discovery feature, we are making it easier to find and enjoy new stories.

While it is still early days with these product updates, our English-language platform posted increased user activity, with English platform webcomic app MAU increasing 19% for the second consecutive quarter. As we enter Q3, we continue to focus on innovation — launching new ways for audiences to experience our original titles beyond the traditional scroll. We believe we have made good progress in new formats, designed to deepen engagement and bring our stories to life in new dimensions.

Collaborating with Disney to Bring Beloved Franchise Universes to Our Best-In-Class Digital Platform

The Walt Disney Company needs no introduction. The Disney, Marvel, 20th Century, and *Star Wars* brands are among the most legendary, creative, and successful in the industry.

Fans will soon be able to experience some of the world's most epic comics like never before. In a major move that blends iconic storytelling with cutting-edge digital formats, WEBTOON and Disney are teaming up to bring iconic comics from Disney, Marvel, 20th Century Studios and *Star Wars* to WEBTOON's mobile vertical-scroll format, making it easier for fans all over the world to experience their favorite stories anytime, anywhere. WEBTOON Entertainment and Disney will bring around 100 blockbuster comics to WEBTOON, starting with an all-new dedicated section on the global English-language app.


WEB TOON
FAN FAVORITE STORIES
MEET FAN FAVORITE
COMICS APP
MARVEL
STAR WARS
20th CENTURY STUDIOS
MARVEL
Disney

In addition to reformatted comics, brand-new original webcomic series from the Disney, Marvel, 20th Century Studios, and *Star Wars* brands are also in development for WEBTOON's global platform. These original webcomic series will introduce new adventures for beloved characters, from super hero epics to galaxy-spanning adventures, giving fans more of what they love, delivered directly to their mobile devices.

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4 Our collaboration with Disney is just the latest example of how WEBTOON has become a global destination for comics of all kinds. While we started with titles created originally from Korea and Japan, we now feature a growing library of original titles from the U.S., cementing our role as a home for diverse storytelling worldwide. With the addition of reformatted comics from major U.S. publishers, we’re expanding our library and audience even further, offering a broader mix of non-exclusive content across genres and styles. For comic publishers, one of our greatest strengths is our audience: a mobile-first generation of Gen Z and Millennial readers. As these publishers look to grow and diversify their readership, WEBTOON offers a direct connection to the next generation of fans. Last quarter, we shared plans to launch a large number of reformatted works, bringing major household names to WEBTOON. We started with the IDW Publishing partnership in April, bringing well-known franchises like “Godzilla: Unnatural Disasters” and “Sonic the Hedgehog” to our platform. While we were pleased with the level of interest in each of these renown titles, “Beneath the Trees Where Nobody Sees” turned out to be the most successful title on our platform this quarter. Not only did we see significant revenue associated with “Beneath the Trees,” we believe that it also brought many new users onto our platform. We also launched two popular Japanese manga titles on our platform during Q2. Digital adaptations of “Fullmetal Alchemist” and “From Old Country Bumpkin to Master Swordsman” have attracted millions of views. Mobile devices are now where many people consume most of their content, so this is also a natural transition for manga to move from print to digital. “From Old Country Bumpkin to Master Swordsman” achieved immediate success. It was released in Korea and Japan on April 5, 2025 to coincide with the release of the anime adaptation debut, and in North America on May 2, 2025 where it hit #1 in daily revenue on the day of the launch. The story has sustained its global momentum, remaining in the Top 10 for number of views on both our Korean and English-language platforms. We have been particularly pleased by the strong reception in North America, which supports our belief that we can bring significant international audiences to reformatted manga titles. Reformat Launches Bringing New Users and Driving Revenue WEBTOON Entertainment will bring around 100 blockbuster comics across the Disney, Marvel, 20th Century Studios, and Star Wars brands to WEBTOON's global platform. Fans will first be able to enjoy: Amazing Spider- Man (2022-present), Avengers (2012), Star Wars (2015), and Disney As Old As Time: A Twisted Tale. We are thrilled to kick off this collaboration with iconic series from their comic book catalog — and this is just the start! Together, we are bringing this legendary storytelling to a new generation of mobile-native comic fans, while giving existing fans a new way to experience series and characters they love. Cyberpunk 2077 The Legend of Korra

5 In June, we announced an expanded partnership with Dark Horse Comics to bring popular franchises like "Cyberpunk 2077," "Critical Role: The Mighty Nein Origins," "The Witcher," new tales of Nickelodeon’s "Plants vs. Zombies™," and "The Legend of Korra" to our English-language platform. These titles are scheduled to roll out throughout the second half of 2025, expanding on our existing collaboration which successfully brought Nickelodeon's "Avatar: The Last Airbender" to the platform — already amassing over 14 million views. We believe reformatted titles are attracting new users to our platform as well as generating revenue, and we continue to learn more about the types of content that work best on our platform with each subsequent release. By partnering with some of the biggest publishers in the world, we can diversify our content sources while further elevating WEBTOON’s reputation and visibility in the market. Continued Success in IP Adaptations We believe the global demand for our stories will continue to grow as we remain focused on launching a rising number of successful IP adaptations across multiple formats and markets. We’re particularly excited about our upcoming animation launches, as global demand for animation — especially Japanese-style anime — continues to rise. Netflix recently shared that more than 50% of their members now watch anime. Other streamers like Crunchyroll, Disney+, and Prime Video are also investing heavily to expand their anime libraries. Around the world, consumer and streamer demand for anime is growing, with 3 in 10 global consumers watching anime at least once a week, according to a new Dentsu report. We believe our content is naturally suited for anime adaptations as there is a strong crossover between anime, webcomic, and manga fandoms. Our ability to utilize fan engagement to drive the anime selection process continues to be a differentiator; when a series gains billions of views globally, we know there is appetite for adaptation. WEBTOON Entertainment had a strong presence at Anime Expo over the July 4 weekend, with fans turning out in droves to see our booth and our creator events. Fans were particularly excited to attend the first-ever U.S. signing appearance by SIU, the legendary creator of “Tower of God,” whose 5 billion-view webcomic was adapted into a two-season anime on Crunchyroll.

During Anime Expo, the "Clevatess" anime adaptation premiered to a strong response from both fans of the original webcomic and new viewers alike. The series is now streaming on Crunchyroll, with 6 episodes currently available, and exemplifies our growing momentum in anime production and the strength of our expanding partnerships. Our partners include Kadokawa, one of Japan's biggest publishers, and SEGA, a well-known game publisher. We are proud to be working with top Japanese publishers and studios who are eager to turn our webcomics into anime.



Clevatess
Courtesy of Crunchyroll

Anime adaptations of "Omniscient Reader's Viewpoint," "Gosu," "Eleceed," "Dark Moon," and "Teenage Mercenary" are also in the works. We are rapidly building up our pipeline, from a standing start in 2023, to six adaptations in 2024, to now targeting 20 new projects in 2025. We are pleased to see LINE Manga maintain its number one position in overall sales in the Japanese app market for the first half of 2025, according to Sensor Tower.

We were also pleased to see a live action adaptation of "Marry My Husband" in Japan. This series launched worldwide on Amazon Prime Video at the end of June and became the most-watched drama of all time in Japan among all Amazon original dramas, including English and non-English. Since its release, it has also appeared in the Top 10 rankings on Amazon in 26 countries, including France, Australia, Brazil, Mexico, Egypt, and Saudi Arabia. Capitalizing on the same interest, the Korean adaptation from last year also returned to the Top 10 list in Japan, demonstrating the evergreen appeal of our content. We have also had success with "True Beauty," which was first adapted into a Korean live-action series in 2020 and was followed by a successful anime series on Crunchyroll in August of last year. The latest adaptations of "True Beauty" hit theaters in Japan earlier this year, with "True Beauty: Before" (March) and "True Beauty: After," (May) a live-action two-part feature film. "True Beauty" and "Marry My Husband" continue to enjoy popularity on our platform as new audiences discover our IP through these adaptations.


내 남편과
결혼해줘
MARRY MY HUSBAND

Marry My Husband


女神降臨
BEFORE・AFTER
3.20
5.1

©2025"True Beauty The Movie" Film Partners

True Beauty

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7 Junkoo Kim Founder & CEO, WEBTOON Entertainment Inc. In Closing I am pleased with the progress we have made thus far this year. We are taking steps to further our position as the global webcomics leader and we believe these efforts will continue to pay off. We’re committed to the democratization of storytelling by bringing comics and a new form of visual storytelling to the creator economy all around the world. Finally, I would like to give my thanks to all those that make WEBTOON so special. From our users and creators, to our team members and shareholders, your passion, creativity, and belief in our mission drive everything we do. We are grateful to have all of you with us on this journey of bringing stories to life. Our adaptation success goes beyond Korea and Japan as “Mala Influencia” launched worldwide, exclusively on Netflix on May 9. Upon release, it jumped to the top of the chart in 40 countries including Spain, Mexico, and Germany, and reached the Top 10 for 59 countries including the U.S. and Canada. We also made positive progress on two adaptation projects with our partner Tubi this quarter, wrapping production on “Sidelined II,” the sequel to our Tubi sensation, “Sidelined: The QB and Me,” and announcing a new project, “Kissing is the Easy Part,” which started production in July.

8 Adjusted EBITDA was $9.7 million, compared to $20.4 million in the prior year. Adjusted EBITDA Margin was 2.8%, compared to 6.3% in the prior year. Net loss was $3.9 million, compared to net loss of $76.6 million in the prior year, due to lower general & administrative expenses associated with the Company's initial public offering which took place in the prior year quarter. Total revenue of $348.3 million grew 8.5% driven by growth in all three segments, Paid Content, Advertising, and IP Adaptations. Diluted loss per share was $0.03, compared to diluted loss per share of $0.70 in the prior year. Adjusted earnings per share was $0.07, compared to Adjusted earnings per share of $0.18 in the prior year. Cash and cash equivalents of approximately $581.5 million plus another $12.1 million of short-term deposits included in Other current assets. Revenue on a constant currency basis was $338.7 million, up 5.5%, driven by growth in all three revenue streams. • Paid Content revenue grew 5.4%, or 2.0% on a constant currency basis, driven by growth in Japan, offset by declines in Korea and Rest of World. • Advertising revenue grew 11.9%, or 10.2% on a constant currency basis, driven by growth in Korea and Japan, offset by a decline in Rest of World. • IP Adaptations revenue grew 41.8%, or 42.6% on a constant currency basis, driven by growth in Korea and Rest of World, offset by a decline in Japan. Financial Update Second Quarter 2025 (vs. Second Quarter 2024)

Consolidated Global Results

GLOBAL REVENUE CC ($M)



5.5%
$321.0
$338.7
$19.8
$40.4
$260.7
$28.3
$44.5
$265.9
2Q24
2Q25
Paid Content Revenue CC
Advertising Revenue CC
IP Revenue CC
Global Revenue CC

GLOBAL MAU (M)



-7.6%
168.9
156.1
2Q24
2Q25

GLOBAL MPU (M)



4.6%
4.7%
7.8
7.4
2Q24
2Q25
MPU
Paying ratio

Global ARPPU CC ($)



+7.4%
$11.2
$12.0
2Q24
2Q25

WEBTOON Entertainment's total revenue for the three months ended June 30, 2025 grew 8.5% to $348.3 million, compared to $321.0 million in the second quarter of the prior year, driven by growth in Paid Content, Advertising, and IP Adaptations. On a constant currency basis, this translated to growth of 5.5%.

In Paid Content, second quarter revenue was $274.9 million, growing 5.4%, or 2.0% on a constant currency basis compared to the prior year. This was driven by ongoing strength in Japan, offset by declines in Korea and Rest of World.

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10 $83.1 $87.3 2Q24 2Q25 $138.7 $65.0 2Q24 2Q25 During the second quarter, global MAU was 156.1 million, declining 7.6%, while global MPU decreased 5.1%, to 7.4 million, compared to the second quarter of the prior year. Wattpad continues to be impacted by a government ban in one country, which we expect will lap in Q3 2025. Additionally, another country that represents a smaller number of users enacted a new ban on Wattpad towards the end of this quarter. As we discussed last quarter, Wattpad MAU was also impacted by a security upgrade which affected search engine indexing. It's taking longer than anticipated for the search engine to re-crawl the majority of our pages, and we expect to see lingering effects on MAU in the near term. We remain focused on driving app users, who are typically more engaged and present better monetization opportunities compared to web users. We saw growth in webcomic app MAU of 4.8% in the second quarter, excluding the impact of webnovel users. Advertising revenue in the second quarter grew 11.9%, or 10.2% on a constant currency basis, compared to the prior year. This strong performance was driven by constant currency revenue growth in Korea and Japan, offset by a decline on a constant currency basis in Rest of World. In Korea, this growth was the result of increased ad sales from both NAVER as well as other partners. Japan’s growth was driven by continued growth in pre-roll ads. In Rest of World, the decline was primarily driven by Wattpad impacts. IP Adaptations revenue in the second quarter grew 41.8%, or 42.6% on a constant currency basis, compared to the prior year, driven by revenue growth on a constant currency basis in Korea and Rest of World, offset by revenue decline on a constant currency basis in Japan. Korea benefited from revenue recognition of “The Remarried Empress.” In Japan, we are in the relatively early days with our IP adaptation business, with a small revenue base that can fluctuate. As we have discussed in the past, revenue recognition for IP adaptations is dependent on achieving certain milestones and can vary from quarter to quarter. We are pleased with our pipeline of upwards of 20 anime projects in Japan. Gross Profit Gross Profit % -53.2% 25.9% 25.1% GLOBAL G&A ($M) GLOBAL GROSS PROFIT ($M)

11 0.18 0.07 $20.4 $9.7 Net loss for the second quarter was $3.9 million, compared to a net loss of $76.6 million last year. This was primarily due to lower general & administrative expenses associated with the Company's initial public offering, which took place in the prior year quarter. Excluding adjustments and other non-recurring costs, the Company posted a second quarter Adjusted EBITDA of $9.7 million, compared to $20.4 million in the prior year. As a result, second quarter diluted loss per share was $0.03, compared to diluted loss per share of $0.70 in the prior year period, and adjusted earnings per share was $0.07, compared to adjusted earnings per share of $0.18 in the prior year period. Adj. EBITDA Margin Adj. EBITDA (Non-GAAP) ($M) ADJUSTED EPS ($) 6.3% 2.8% Gross profit grew 5.1% in the second quarter to $87.3 million from $83.1 million in the prior year. Gross profit benefited from higher cross border paid content growth in Japan and better advertising in Japan. This resulted in a gross margin of 25.1%, compared to 25.9% in the prior year. Total general & administrative expenses in the second quarter were $65.0 million, compared to $138.7 million in the prior year. There were one-time expenses in the prior year quarter as we went public during the quarter. Interest income for the quarter was $4.9 million, compared to $2.0 million in the prior year, and other loss for the quarter was $1.4 million, compared to other income of $2.3 million in the prior year period. Income tax benefit was $0.8 million in the quarter, compared to income tax expense of $1.9 million in the prior year. Depreciation and amortization for the quarter was $8.4 million, compared to $8.9 million in the prior year. $138.7 $65.0 2Q24 2Q25 $138.7 $65.0 2Q24 2Q25

Performance By Location

Korea

KOREA REVENUE CC ($M)



+9.2%
$129.0
$118.1
2Q24
2Q25

KOREA MAU (M)



-11.1%
25.8
23.0
2Q24
2Q25

KOREA MPU (M)



14.5%
14.9%
3.7
3.4
2Q24
2Q25
MPU
Paying ratio

KOREA ARPPU CC ($)



+8.3%
$7.5
$8.1
2Q24
2Q25

Korea's total revenue for the three months ended June 30, 2025 grew 6.5%, to $125.8 million, compared to $118.1 million in the prior year. Korea revenue grew 9.2% on a constant currency basis. This revenue growth was driven by double-digit constant currency revenue growth in Advertising and IP Adaptations, offset by single-digit constant currency decline in Paid Content.

In the second quarter, Korea MAU was 23.0 million, decreasing 11.1% year-over-year, while Korea MPU was 3.4 million, declining 8.5% year-over-year. Second quarter Paying Ratio was 14.9%, up 42 basis points year-over-year. Second quarter Korea ARPPU grew 5.0% year-over-year to $7.9 on a reported basis, and increased on a constant currency basis by 8.3%.

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Japan

JAPAN REVENUE CC ($M)


+5.7%
$156.2
$165.1
2Q24
2Q25

JAPAN MAU (M)


+2.8%
22.0
22.6
2Q24
2Q25

JAPAN MPU (M)


10.2%
10.0%
2.2
2.3
2Q24
2Q25
MPU
Paying ratio

JAPAN ARPPU CC ($)


+3.8%
$21.2
$22.0
2Q24
2Q25

Japan's total revenue for the three months ended June 30, 2025 increased 13.9%, to $177.9 million, compared to $156.2 million in the prior year. Japan revenue grew 5.7% on a constant currency basis. This revenue growth was driven by single-digit constant currency revenue growth in Paid Content and double-digit constant currency revenue growth in Advertising, which was offset by double-digit constant currency revenue decline in IP Adaptations.

In the second quarter, Japan MAU increased 2.8% year-over-year to 22.6 million. Second quarter Japan MPU achieved growth of 1.3% year-over-year to 2.3 million, while the region's Paying Ratio was down 15 basis points year-over-year to 10.0%. LINE Manga was the number one overall app for revenue including mobile games for the second consecutive quarter, and for the first half of 2025, according to Sensor Tower.

Second quarter Japan ARPPU increased 11.8% year-over-year on a reported basis to $23.7 and grew 3.8% on a constant currency basis.

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Rest of World

ROW REVENUE CC ($M)



$46.7
-4.4%
$44.6
2Q24
2Q25

ROW MAU (M)



-8.7%
121.1
110.5
2Q24
2Q25

ROW MPU (M)



1.5%
1.5%
-5.9%
1.8
1.7
2Q24
2Q25
MPU
Paying ratio

ROW ARPPU CC ($)



+2.2%
$6.6
$6.5
2Q24
2Q25

Rest of World's total revenue for the three months ended June 30, 2025 declined 4.4% to $44.6 million, compared to $46.7 million in the prior year. Rest of World revenue declined 4.4% on a constant currency basis, driven by declines in Paid Content and Advertising, offset by double-digit growth in IP Adaptations.

In the second quarter, Rest of World MAU decreased 8.7% year-over-year to 110.5 million and MPU declined 5.9% year-over-year to 1.7 million. Rest of World Paying Ratio was up 5 basis points year-over-year to 1.5% and Rest of World ARPPU increased 2.2% year-over-year on a reported basis to $6.6 and grew 2.2% on a constant currency basis.

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15 For the third quarter of 2025, the Company expects: • Revenue growth on a constant currency basis in the range of 9.4%-12.2%. This represents revenue in the range of $380-$390 million, based on current FX rates. • Adjusted EBITDA in the range of $2.0-$7.0 million, representing an Adjusted EBITDA Margin in the range of 0.5%-1.8%. Guidance Third Quarter 2025 Outlook About WEBTOON Entertainment WEBTOON Entertainment is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and creators. With its CANVAS UGC platform empowering anyone to become a creator, and a growing roster of superstar WEBTOON Originals creators and series, WEBTOON Entertainment’s passionate fandoms are the new face of pop culture. WEBTOON Entertainment’s adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners include Discord, HYBE and DC Comics, among many others. With approximately 155 million monthly active users, WEBTOON Entertainment’s IP & Creator Ecosystem of aligned brands and platforms include WEBTOON, Wattpad — the world’s leading webnovel platform — WEBTOON Productions, Studio N, Studio LICO, WEBTOON Unscrolled, LINE Manga, and eBookJapan, among others. Conference Call & Webcast Details As previously disclosed, the Company will host a webcast and conference call on August 12, 2025, at 4:30 p.m. Eastern Time, to discuss the Company’s financial results for its second quarter ended June 30, 2025. A live webcast of the conference call will be available online at https://ir.webtoon.com/. For those unable to listen to the live webcast, an archived version will be available at the same location for up to one year.

16 Forward-Looking Statements This letter contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for future capabilities, ability to attract users in both our core and underpenetrated geographies, ability to grow our Paid Content, Advertising and IP Adaptations businesses, the impact of our product development initiatives, including our use of AI, our financial condition and liquidity, and other statements concerning the success of our business and strategies. Forward-looking statements may be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this letter are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other geopolitical or macroeconomic factors beyond our control; inability to attract, empower, properly support or incentivize our creators; inability to retain, attract and engage with our users; inability to anticipate, understand and appropriately respond to market trends and changing user preferences; failure to retain or increase our paying users; failure to effectively operate in highly competitive markets; inability to innovate and expand our Advertising business; inability to continue to diversify our monetization strategy or to increase revenues from IP Adaptations; failure to control our content-related costs; exposure to significant legal proceedings and regulatory investigations which may result in significant expenses, fines and reputational damage; failure to provide a safe online environment for children; exposure to claims that we violated third parties’ intellectual property rights; failure to obtain, maintain, protect or enforce our proprietary and intellectual property rights; rise of conflicts of interests with NAVER Corporation, our majority stockholder; and other risks and uncertainties set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed by the Company with the SEC on March 11, 2025, and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligations to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A Note About Key Business Metrics We define MAU as users based on each device logged in and each offering accessed from a single device and may include the same individual user multiple times if the user is logged in from multiple devices or if the user accesses multiple offerings from one device.

17 Use of Non-GAAP Financial Measures & Definitions TThis letter contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings Per Share (Adjusted EPS), revenue on a constant currency basis and revenue growth on a constant currency basis. We believe that these non-GAAP measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the board of directors of the Company. Our non-GAAP financial measures should not be considered in isolation, or as substitutes for, financial information prepared in accordance with GAAP. Non-GAAP measures have limitations as they do not reflect all the amounts associated with our results of operations as determined in accordance with GAAP, and should only be used to evaluate our results of operations in conjunction with the corresponding or most directly comparable GAAP measures. We strongly encourage investors and shareholders to review our financial statements and publicly filed report in their entirety and not to rely on any single financial measure. A reconciliation is provided at the end of this shareholder letter for each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. We encourage investors and shareholders to review the related U.S. GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We do not provide a reconciliation of forward- looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty or without unreasonable effort non-recurring items that may arise in the future. Adjusted EBITDA: We define Adjusted EBITDA as net income (loss), adjusted to remove the impact of interest income, interest expense, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation and certain other non-recurring costs. Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Adjusted Earnings Per Share (Adjusted EPS): We define Adjusted Earnings Per Share as Earnings Per Share before interest expense, interest income, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation We define MPU as users who have paid to access Paid Content in the applicable calendar month, averaged over each month in the given period. We define Paying Ratio as the ratio of MPU divided by MAU for the respective periods. We define ARPPU as average Paid Content revenue in a given month divided by the number of MPU for such month, averaged over each month in the given period.

18 and certain other nonrecurring costs. We calculate Adjusted Earnings Per Share by making the adjustments described herein from Net Income (Loss) and dividing by basic and diluted weighted average shares of common stock outstanding, respectively, for the applicable period. Revenue on a Constant Currency Basis: We define revenue on a constant currency basis as revenue adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period. We calculate revenue on a constant currency basis in each of our revenue streams — Paid Content, Advertising and IP Adaptations — using the same method as laid out herein. Revenue Growth on a Constant Currency Basis: We define revenue growth on a constant currency basis as period-over-period growth rates of revenue, adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue growth (as a percentage) on a constant currency basis by determining the increase in current period revenue over prior period revenue, where current period foreign currency revenue is translated using prior period average currency exchange rates. ARPPU on a Constant Currency Basis: We define ARPPU on a constant currency basis as average Paid Content revenue on a constant currency basis in a given month divided by the number of MPU for such month, averaged over each month in the given period. As discussed above, we calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period and excluding deconsolidated and transferred operations. ARPPU Growth on a Constant Currency Basis: We define ARPPU growth (as a percentage) on a constant currency basis as the increase in current period ARPPU over prior period ARPPU, with current period foreign currency ARPPU translated using prior period average currency exchange rates and excluding deconsolidated and transferred operations. Contact Information Investor Relations Corporate Communications Soohwan Kim, CFA & Taylor Giles investor@webtoon.com Kiel Hume & Lauren Hopkinson webtoonpress@webtoon.com

Financial and Operational Highlights

Figures in millions, except user metrics and per share data	Quarter Ended June 30, 2025	Quarter Ended June 30, 2024	Change
Total Revenue	$348.3	$321.0	8.5%
Revenue on a Constant Currency Basis[1]	$338.7	$321.0	5.5%
Paid Content Revenue	$274.9	$260.7	5.4%
Paid Content Revenue on a Constant Currency Basis[1]	$265.9	$260.7	2.0%
Advertising Revenue	$45.2	$40.4	11.9%
Advertising Revenue on a Constant Currency Basis[1]	$44.5	$40.4	10.2%
IP Adaptations Revenue	$28.1	$19.8	41.8%
IP Adaptations Revenue on a Constant Currency Basis[1]	$28.3	$19.8	42.6%
Monthly Active Users ("MAU")	156.1	168.9	(7.6%)
Korea MAU	23.0	25.8	(11.1%)
Japan MAU	22.6	22.0	2.8%
Rest of World MAU	110.5	121.1	(8.7%)
Monthly Paying Users ("MPU")	7.4	7.8	(5.1%)
Korea MPU	3.4	3.7	(8.5%)
Japan MPU	2.3	2.2	1.3%
Rest of World MPU	1.7	1.8	(5.9%)
Paying Ratio	4.7%	4.6%	0.1%p
Korea Paying Ratio	14.9%	14.5%	42 bps
Japan Paying Ratio	10.0%	10.2%	(15 bps)
Rest of World Paying Ratio	1.5%	1.5%	5 bps
Paid Content Average Revenue Per Paying User ("ARPPU")	$12.4	$11.2	11.1%
Korea ARPPU	$7.9	$7.5	5.0%
Japan ARPPU	$23.7	$21.2	11.8%
Rest of World ARPPU	$6.6	$6.5	2.2%
ARPPU on a Constant Currency Basis[1]	$12.0	$11.2	7.4%
Korea ARPPU on a Constant Currency Basis[1]	$8.1	$7.5	8.3%
Japan ARPPU on a Constant Currency Basis[1]	$22.0	$21.2	3.8%
Rest of World ARPPU on a Constant Currency Basis[1]	$6.6	$6.5	2.2%
Net Income/(Loss)	($3.9)	($76.6)	$72.7
Adjusted EBITDA[1]	$9.7	$20.4	($10.7)
Adjusted EBITDA Margin[1]	2.8%	6.3%	(360 bps)
Diluted EPS	($0.03)	($0.70)	$0.67
Adjusted EPS[1]	$0.07	$0.18	($0.11)

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20 1 Revenue on a constant currency basis, Paid Content revenue on a constant currency basis, Advertising revenue on a constant currency basis, IP Adaptations revenue on a constant currency basis, ARPPU on a constant currency basis, Korea ARPPU on a constant currency basis, Japan ARPPU on a constant currency basis, Rest of World ARPPU on a constant currency basis, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS are non-GAAP financial measures. For definitions of these non-GAAP financial measures, see “Non-GAAP Financial Measures & Definitions” of this letter. A reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measure can be found at the end of this letter.

Reconciliation of Non-GAAP Measures

In addition to adjustments for foreign exchange fluctuations, we have also further adjusted revenue to exclude the impacts of deconsolidated and transferred operations to show growth or loss exclusive of these changes ("Revenue on a Constant Currency Basis"). Revenue on a Constant Currency Basis is a Non-GAAP metric that management believes adds value but has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table presents a reconciliation of revenue to revenue on a constant currency basis, and ARPPU to ARPPU on a constant currency basis, respectively, for each of the periods presented.

	Three Months Ended June 30,			Six Months Ended June 30,		
(in thousands of USD, except percentages)	2025	2024	Change	2025	2024	Change
Total Revenue	$348,271	$320,972	8.5%	$673,978	$647,716	4.1%
Effect of deconsolidated and transferred operations	-	-	N/A	-	(145)	(100.0%)
Effects of foreign currency rate fluctuations	(9,543)	-	N/A	8,833	-	N/A
Revenue on a Constant Currency Basis	$338,728	$320,972	5.5%	$682,811	$647,571	5.4%
Paid Content Revenue	274,913	260,709	5.4%	535,139	527,564	1.4%
Effect of deconsolidated and transferred operations	-	-	N/A	-	(120)	(100.0%)
Effects of foreign currency rate fluctuations	(9,003)	-	N/A	5,020	-	N/A
Paid Content Revenue on a Constant Currency Basis	$265,910	$260,709	2.0%	$540,159	$527,444	2.4%
Advertising Revenue	45,220	40,419	11.9%	85,118	77,415	9.9%
Effects of foreign currency rate fluctuations	(694)	-	N/A	1,516	-	N/A
Advertising Revenue on a Constant Currency Basis	$44,526	$40,419	10.2%	$86,634	$77,415	11.9%
IP Adaptations Revenue	28,138	19,844	41.8%	53,721	42,737	25.7%
Effect of deconsolidated and transferred operations	-	-	N/A	-	(25)	(100.0%)
Effects of foreign currency rate fluctuations	153	-	N/A	2,297	-	N/A
IP Adaptations Revenue on a Constant Currency Basis	$28,291	$19,844	42.6%	$56,017	$42,712	31.2%
Paid Content Average Revenue Per Paying User ("ARPPU")[1]						
Korea Paid Content Revenue	$80,645	$83,939	(3.9%)	$157,671	$174,881	(9.8%)
Korea ARPPU	$7.9	$7.5	5.0%	$7.7	$7.7	(0.3%)
Effects of foreign currency rate fluctuations	0.2	-	N/A	0.6	-	N/A
Korea ARPPU on a Constant Currency Basis	$8.1	$7.5	8.3%	$8.3	$7.7	7.5%

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Japan Paid Content Revenue	$161,076	$142,257	13.2%	$311,477	$284,465	9.5%
Japan ARPPU	$23.7	$21.2	11.8%	$23.0	$21.7	6.1%
Effects of foreign currency rate fluctuations	(1.7)	-	N/A	(0.5)	-	N/A
Japan ARPPU on a Constant Currency Basis	$22.0	$21.2	3.8%	$22.5	$21.7	3.7%
Rest of World Paid Content Revenue	$33,193	$34,514	(3.8%)	$65,991	$68,218	(3.3%)
Rest of World ARPPU	$6.6	$6.5	2.2%	$6.5	$6.4	2.8%
Rest of World ARPPU on a Constant Currency Basis	$6.6	$6.5	2.2%	$6.5	$6.4	2.8%

[1] ARPPU is calculated by taking Paid Content revenue and dividing it by the number of monthly paid users ("MPU") for such month, averaged over each month in the given period. ARPPU on a constant currency basis is calculated by dividing Paid Content revenue on a constant currency basis by the number of MPU for such month, averaged over each month in the given period. Where each metric is country specific, the numerator is Paid Content revenue on a constant currency basis by country and the denominator is users by country.

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The following table presents a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for each of the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,	
(in thousands of USD, except percentages)	2025	2024	2025	2024
Net income (loss)	($3,883)	($76,568)	($25,852)	($70,335)
Plus (minus):				
Interest income	(4,910)	(2,043)	(10,023)	(3,278)
Interest expense	2	11	4	44
Income tax expense (benefit)	(832)	1,907	1,715	8,575
Depreciation and amortization	8,407	8,915	16,844	17,950
EBITDA	($1,216)	($67,778)	($17,312)	($47,044)
Stock-based compensation expense[1]	8,463	53,817	25,498	56,043
Restructuring and IPO-related costs[2]	1,476	36,204	3,118	37,720
Loss (gain) on fair value instruments, net[3]	1,446	(1,772)	2,376	(5,143)
Loss (income) on equity method investments, net[4]	(507)	(120)	62	932
Adjusted EBITDA[5]	$9,662	$20,351	$13,742	$42,508
Net income (loss) margin	(1.1%)	(23.9%)	(3.8%)	(10.9%)
Adjusted EBITDA Margin	2.8%	6.3%	2.0%	6.6%
Weighted average shares outstanding				
Basic	130,358,706	110,102,868	129,980,922	109,804,009
Diluted	130,358,706	110,102,868	129,980,922	109,804,009
Earnings (loss) per share				
Basic	(0.03)	(0.70)	($0.21)	($0.64)
Diluted	(0.03)	(0.70)	($0.21)	($0.64)
Adjusted EPS[6]				
Basic	0.07	0.18	$0.11	$0.39
Diluted	0.07	0.18	$0.11	$0.39

[1] Represents stock-based compensation expense related to WEBTOON's equity incentive plan and stock-based compensation plans of NAVER and Munpia, including amounts which are cash settled.

[2] Represents non-recurring expenses that we do not consider representative of the operating performance of the business. For the three and six months ended June 30, 2025, these amounts include legal fees and advisory fees. For the three and six months ended June 30, 2024, these amounts included a $30.0 million one-time CEO bonus and legal and advisory fees related to the IPO.

[3] Represents unrealized net loss (gain) of financial assets measured at FVPL, which include the Company's equity investments.

[4] Represents our proportionate share of recognized losses associated with our investments accounted for using the equity method.

[5] Totals may not foot due to rounding.

[6] The numerator for Adjusted EPS is calculated by adjusting Net Income (Loss) by the same items in the Net Income (Loss) to Adjusted EBITDA reconciliation. The denominator for computing Adjusted EPS is the same as that used for Basic and Diluted EPS.

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